Exhibit 99.1

News Release

Sunoco LP Announces 2.0% Increase in Quarterly Distribution

HOUSTON, Apr. 26, 2016 -- Sunoco LP (NYSE: SUN) announced that the Board of Directors of its general partner has declared a quarterly distribution for the first quarter of 2016 of $0.8173 per common unit, which corresponds to $3.2692 per common unit on an annualized basis.  This represents a 2.0 percent increase compared to the distribution for the fourth quarter of 2015 and a 26.7 percent increase compared with the first quarter of 2015.   This increase marks the twelfth consecutive quarter that Sunoco LP has raised its distribution.

The distribution will be paid on May 16, 2016 to common unitholders of record on May 6, 2016.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Scott Grischow, Senior Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst – Investor Relations and Finance

(610) 833-3776, patrick.graham@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

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